Exhibit 10.4

STANDARD BIOTOOLS INC.

2023 CHANGE OF CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Adopted August 4, 2023 (as amended and restated May 21, 2026)

1.
Introduction. The purpose of this Standard BioTools Inc. 2023 Change of Control and Severance Plan (as amended and restated and as may be further amended from time to time), or Plan (as defined in Section 2 below), is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described herein. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. The Plan, as originally adopted, replaced that certain Fluidigm Corporation Change of Control and Severance Plan and Summary Plan Description adopted by the Compensation Committee of Fluidigm Corporation on August 4, 2020 (the “Prior Plan”), and this Plan, as amended and restated and set forth in this document, is a replacement for the Plan adopted by the Compensation Committee of the Company on August 4, 2023. The Prior Plan expired according to its terms and was not renewed. By becoming a Participant under this Plan (and immediately upon execution of the Participation Agreement), the Participant expressly acknowledges that Participant will cease being entitled to any benefits under the Plan as originally adopted and the corresponding Participation Agreement and will become subject to the terms of the Plan, as amended and restated, effective as of the Effective Date.
2.
Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1. “Administrator” means the Human Capital Committee whose members have been delegated duty by the Board to act as the Administrator of the Plan within the meaning of Section 3(16)(A) of ERISA, or another duly constituted committee that has been delegated such duty by the Board, or any person to whom the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 12, but only to the extent of such delegation.

2.2. “Board” means the Board of Directors of the Company.

2.3. “Cause” exists upon (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) a Participant’s (a) engagement in material dishonesty, willful misconduct, or gross negligence—in each case in connection with the Participant’s position at the Company; (b) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the Company and the Participant; (c) material violation of a written Company policy or procedure that has been provided to the Participant, which violation causes substantial injury to the Company; or (d) willful refusal to perform the Participant’s assigned duties to the Company, following written notice of such refusal by the Company and a period of fifteen (15) days to cure the same and the Participant’s failure to cure during such time period. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of the Company or upon the advice of counsel to the Company.

2.4. “Change of Control” means the occurrence of any of the following events:

2.4.1. Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company pursuant to a transaction or a series of related transactions; provided, however, that for purposes of this subsection 2.4.1, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or

2.4.2. Change in Effective Control of the Company. A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection 2.4.2, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

2.4.3. Merger or Sale of the Company’s Assets. A merger or
consolidation of the Company or any of its subsidiaries whether or not approved by the Board of Directors, or the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction requiring shareholder approval; provided, however, that for purposes of this subsection 2.4.3, the following will not constitute a Change of Control: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) a transfer of assets by the Company to: (1) an entity that is controlled by the Company’s stockholders immediately after the transfer, (2) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (3) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (4) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (5) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection 2.4.3(B)(4).

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

For the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or (iii) its sole purpose is to obtain funding for the Company in a financing that is approved by the Board.

Notwithstanding any of the foregoing, however, in any circumstance or transaction in which compensation or benefits paid under this Plan would result in imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change of Control” were to apply, but would not result in the imposition of any additional tax if the term “Change of Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A.

2.5. “Change of Control Period” means the time period beginning three (3)
months prior to a Change of Control and ending on the date that is twelve (12) months following the Change of Control.

2.6. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7. “Company” means Standard BioTools Inc. and any successor that assumes the obligations of the Company under the Plan by way of merger, acquisition, consolidation or other transaction.

2.8. “Disability” means that Participant has been unable to perform his or her
Company duties as the result of Participant’s incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Participant or Participant’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate Participant’s employment. In the event that Participant resumes the performance of substantially all of his or her duties hereunder before the termination of employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

2.9. “Effective Date” means May 21, 2026, which is the date this Plan was deemed effective by the Human Capital Committee of the Board.

2.10. “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.11. “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units, and any other Company equity compensation awards.

2.12. “Good Reason” has the meaning set forth in the Participant’s Participation
Agreement.

2.13. “Involuntary Termination” means a Non-COC Involuntary Termination or a COC Involuntary Termination, in each case, under the circumstances described in Section 4 or Section 5, as applicable.

2.14. “Participant” means an employee of the Company or of any parent or subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan and (b) has timely and properly executed and delivered a Participation Agreement to the Company.

2.15. “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

2.16. “Plan” means the Standard BioTools Inc. 2023 Change of Control and
Severance Plan as amended and restated and set forth in this document and as hereafter amended from time to time.

2.17. “Section 409A” means Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

2.18. “Section 409A Limit” means two (2) times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the taxable year preceding the taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.19. “Severance Benefits” means the compensation and other benefits that the
Participant will be provided in the circumstances described in Section 4 or Section 5 of the Plan, as applicable.

3.
Eligibility for Severance Benefits. An individual is eligible for Severance Benefits under the Plan, as described in Section 4 or Section 5, as applicable, only if he or she experiences an Involuntary Termination.
4.
Involuntary Termination Outside the Change of Control Period. If, outside of the Change of Control Period, the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than for Cause, the Participant’s death or Disability (a “Non-COC Involuntary Termination”), subject to the Participant’s compliance with Section 7, the Participant will receive the following Severance Benefits:

4.1. Cash Severance Benefits. Continued payments of cash severance and/or a bonus payment for the periods set forth in the Participant’s Participation Agreement;

4.2. Continued Medical Benefits. If the Participant and any spouse and/or other dependents of the Participant (“Family Members”) have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay on behalf of Participant the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and any such Family Members; and

4.3. Outplacement Services. Reasonable outplacement services in accordance with any applicable Company policy in effect as of the Participant’s Non-COC Involuntary Termination (or if no such policy is in effect, as determined by the Company, in its sole discretion).

5. Involuntary Termination During the Change of Control Period. If, during the
Change of Control Period, (i) a Participant terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than Cause or the Participant’s death or Disability (a “COC Involuntary Termination”), then, in each case, subject to the Participant’s compliance with Section 7, the Participant will receive the following Severance Benefits:

5.1. Cash Severance Benefits. A lump-sum payment of cash severance and/or bonus equal to the amount set forth in the Participant’s Participation Agreement;

5.2. Equity Award Vesting Acceleration Benefit. The Participant’s Equity
Awards will accelerate and vest to the amount set forth in the Participant’s Participation Agreement, as applicable;

5.3. Continued Medical Benefits. If the Participant, and any Family Member(s)
has/have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the Company will pay on behalf of Participant the total applicable premium cost for continued group health plan coverage under the COBRA during the period of time following the Participant’s employment termination, as set forth in the Participant’s Participation Agreement, provided that the Participant validly elects and is eligible to continue coverage under COBRA for the Participant and his or her Family Members; and

5.4. Outplacement Services. Reasonable outplacement services in accordance with any applicable Company policy in effect as of the Participant’s COC Involuntary Termination (or if no such policy is in effect, as determined by the Company, in its sole discretion); provided, however, that such outplacement services shall be in no case less than the outplacement services provided under any applicable Company policy in effect immediately prior to the applicable Change of Control.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise (“280G Payments”) payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments will be either:

6.1. delivered in full, or

6.2. delivered as to such lesser extent as would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (a) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (b) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (c) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (d) a pro rata cancellation of (i) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (ii) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Participant’s equity awards. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to the Participant under this Plan or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Participant and in the order prescribed by this Section 6.

Unless the Participant and the Company otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Participant and the Company. For purposes of making the calculations required by this Section 6 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 6.

7.
Conditions to Receipt of Severance.

7.1. Release Agreement. As a condition to receiving the Severance Benefits under this Plan, each Participant will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached this Plan as Appendix B (the “Release”). In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

7.2. Other Requirements. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of this Section 7 and the terms of any confidentiality, proprietary information and inventions agreement and such other appropriate agreement between the Participant and the Company. Severance Benefits under this Plan will terminate immediately for a Participant if the Participant, at any time, violates any such agreement and/or the provisions of this Section 7.

8.
Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 10, the Severance Benefits will be paid (or in the case of Severance Benefits scheduled to be paid installments, will commence) on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any severance payments or benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan.
9.
Exclusive Benefit. The benefits provided under this Plan shall be the exclusive benefit for a Participant related to termination of employment and/or change in control and shall supersede and replace any severance and/or change in control benefits set forth in any offer letter, employment agreement and/or severance agreement, including without limitation the Prior Plan and the Plan as originally adopted. For the avoidance of doubt, if a Participant was otherwise eligible to participate in any other Company severance plan (whether or not subject to ERISA), then participation in this Plan will supersede and replace eligibility in such other plan.
10.
Section 409A.

10.1. Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

10.2. It is intended that none of the severance payments or benefits under this
Plan will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 10.3 below or resulting from an involuntary separation from service as described in Section 10.4 below. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

10.3. Notwithstanding anything to the contrary in this Plan or in any Participation Agreement, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s separation from service, will become payable on the date six (6) months and one (1) day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

10.4. Any amount paid under this Plan that satisfies the requirements of the
“short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 10 above.

10.5. Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of Section 10 above.

10.6. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 12 and 15, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under the Plan or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes that may be imposed on the Participant as result of Section 409A.

11. Withholdings. The Company will withhold from any payments or benefits under the Plan all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

12.
Administration. The Plan will be administered and interpreted by the Administrator (in its sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, further delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
13.
Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 12, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
14.
Term. This Plan will have a term commencing on the Effective Date and expiring on August 4, 2028 (the “Initial Term”) and shall, thereafter, automatically renew for successive one-year periods (each a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless, upon the decision of the Administrator, the Company notifies the Participants who remain eligible for benefits under this Plan of the Plan’s nonrenewal at least twelve (12) months prior to the commencement of such Renewal Term, in which case such Renewal Term will be canceled and the Plan will expire on the anniversary of Initial Term or the relevant Renewal Term, as applicable. If a Change of Control occurs, the Term will extend automatically through the date that is twelve (12) months following the effective date of the Change of Control. If a Participant becomes entitled to benefits during the Term, the Plan will not terminate with respect to such Participant until all of the obligations of the Company and such Participant with respect to this Plan have been satisfied.
15.
Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any individual; provided, however, that during the Term, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to a Participant under the Plan (including, without limitation, imposing additional conditions). Any amendment or termination of the Plan will be in writing. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

16.
Claims and Appeals.

16.1. Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and an explanation of why such material or information is necessary, and the Plan’s procedures for appealing the denial, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time for processing the claim (up to 90 days from the end of the initial 90-day period), written notice of the extension will be given prior to the end of the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

16.2. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant shall be provided the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits. The claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days from the end of the initial period) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim, and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA within two (2) years after completing the Plan’s claims and appeal procedures. Any action shall be resolved exclusively through binding arbitration in accordance with the terms and procedures of the Participant’s Mutual Arbitration Agreement.

17.
Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
18.
Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

19.
Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
20.
No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
21.
Successors. Any successor to the Company of all or substantially all of the
Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
22.
Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of California (but not its conflict of laws provisions).
23.
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
24.
Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.
25.
Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

26.
Additional Information.

Plan Name: Standard BioTools Inc. 2023 Change of Control and Severance Plan

Plan Sponsor: Standard BioTools Inc.
c/o Chief Human Resources Officer
50 Milk Street, 10th Floor
Boston, MA 02109

Identification Numbers: EIN: 77-0513190

PLAN: 502

Plan Year: Company’s fiscal year

Plan Administrator: Human Capital Committee

Attention: Administrator of the Standard BioTools Inc. 2023

Change of Control and Severance Plan

50 Milk Street, 10th Floor

Boston, MA 02109

650-266-6000

Agent for Service of

Legal Process: Standard BioTools Inc.

Attention: Chief Human Resources Officer

2023 Change of Control and Severance Plan

50 Milk Street, 10th Floor

Boston, MA 02109

650-266-6000

Service of process also may be made upon the Administrator.

Type of Plan: Severance Plan/Employee Welfare Benefit Plan

Plan Costs: The cost of the Plan is paid by the Employer.

27.
Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

·
You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.
·
You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for payments or benefits under the Plan is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 16 above.)

Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

CEO Participation Agreement

Appendix A

Standard BioTools Inc. 2023 Change of Control and Severance Plan (as amended and restated, May 21, 2026) Participation Agreement

Standard BioTools Inc. (the “Company”) is pleased to inform you that you have been selected to participate in the Company’s 2023 Change of Control and Severance Plan, as amended and restated (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement.

Definition of “Good Reason”

“Good Reason” means the occurrence of one or more of the following events effected without your prior consent, provided you terminate your employment with the Company within six months following the initial existence of the “Good Reason” condition (discussed below): (i) the assignment to you of any duties or the reduction of your then-current duties, either of which results in a material diminution in your then-current position or responsibilities with the Company including, without limitation, any negative change in reporting hierarchy involving you or the person to whom you directly report; (ii) a material reduction by the Company in your then-current base salary; (iii) a material change in the geographic location at which you must perform services (for purposes of this Participation Agreement, your relocation to a facility or a location more than 50 miles from your then-present location shall be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Participation Agreement. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a Company cure period of 30 days following the date of such notice.

Non-COC Involuntary Termination

If, outside of the Change of Control Period, you incur a Non-COC Involuntary Termination, then subject to the terms and conditions of the Plan, you will receive:

1.
Cash Severance Benefits. An aggregate amount equal to 200% of your annual base salary in effect as of the date of your Non-COC Involuntary Termination paid in equal installments over a period of 24 months following your termination date.
2.
Continued Medical Benefits. Payment by the Company of continued health coverage under COBRA for a period of 12 months following your termination of employment.
3.
Outplacement Services. Outplacement services as described in Section 4.3 of the Plan.

COC Involuntary Termination

If, during the Change of Control Period, you incur a COC Involuntary Termination, then subject to the terms and conditions of the Plan, you will receive:

1. Cash Severance Benefits.

a.
A lump-sum payment equal to 250% of the sum of (x) your annual base salary (as in effect immediately prior to the Change of Control or your COC Involuntary Termination, whichever is greater), plus (y) the greater of (A) your annual target bonus (as in effect immediately prior to the Change of Control or your COC Involuntary Termination, whichever is greater), or (B) the average of the annual bonuses actually paid to you with respect to the three (3) fiscal years preceding the year in which your COC Involuntary Termination occurs; provided, however, that if the annual bonus with respect to the most recently preceding fiscal year has not yet been paid, your annual target bonus will be used as the bonus for that year in calculating the average. For the avoidance of doubt, if you incurred a termination prior to a Change of Control that qualifies as a COC Involuntary Termination, then you will be entitled to a lump-sum payment of the amount calculated under the preceding sentence, less amounts already paid as cash Severance Benefits for a Non-COC Involuntary Termination.
b.
A lump sum amount equal to (i) your annual target bonus (as in effect immediately prior to the Change of Control or your COC Involuntary Termination, whichever is greater), multiplied by (ii) a fraction, the numerator of which is the number of days worked by you during the year in which the COC Involuntary Termination occurs and the denominator of which is 365.

2. Continued Medical Benefits. Payment by the Company of continued health coverage under COBRA (or, for any period after expiration of COBRA eligibility, reimbursement of health insurance monthly costs up the amount of the COBRA premium that would be payable if COBRA were available at such time) for a period of 30 months following your termination of employment.

3. Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then, unless expressly otherwise provided in the applicable Equity Award agreement, the Equity Award will vest as to 100% of the “Baseline Number of Restricted Stock Units” or “Baseline Number of Performance Units” (as defined in the Company’s grant agreements) or the equivalent measure of the number of units or shares that vest at 100% of target levels of achievement under the relevant Equity Award. Except otherwise provided in the applicable Equity Award agreement, shares owed upon such vesting (and exercise if applicable) of Equity Awards will issued to you as promptly as practicable and no more than 30 days after they become issuable (whether through the vesting acceleration alone or upon an exercise of options following such vesting acceleration). Notwithstanding the foregoing, to the extent that the payment or settlement of an Equity Award is subject to Section 409A, the Equity Award will be paid or settled in a manner that will meet the requirements of Section 409A such that the payment or settlement will not be subject to the additional tax or interest applicable under Section 409A.

4. Outplacement Services. Outplacement services as described in Section 5.4 of the Plan.

Additional Benefits

In addition to the foregoing benefits, in addition to the Plan benefits described above, if, during the Change of Control Period, you incur a COC Involuntary Termination, then subject to the terms and conditions of the Plan, the Company will reimburse your reasonable attorneys’ fees incurred in connection with the review of the Release and any related separation agreements and documents, up to $8,000.

General Provisions

For clarity, any severance payments provided for herein that are based on annual base salary (and any reduction to base salary constituting “Good Reason”) shall be calculated without giving effect to any temporary reduction in base salary imposed by the Company or agreed to by you in connection with any global pandemic or comparable global or U.S. emergency that threatens the Company’s economic position.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period set forth in the Plan.

[Remainder of This Page Intentionally Left Blank]

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the 2023 Change of Control and Severance Plan and Summary Plan Description (as amended and restated); (2) you have carefully read this Participation Agreement and the 2023 Change of Control and Severance Plan and Summary Plan Description (as amended and restated); (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors; and (4) participation in the Plan and this Participation Agreement replaces in its entirety any severance and/or change of control provisions set forth in any offer letter, employment agreement and/or Equity Award agreement, including, but not limited to, the Prior Plan, the 2023 Change of Control and Severance Plan Participation Agreement with the Company dated July 27, 2023 and your Employment and Severance Agreement with the Company dated Jan 19, 2022.

STANDARD BIOTOOLS INC.	PARTICIPANT

Signature	Signature

Name	Name

Title	Date

Attachment: Standard BioTools Inc. 2023 Change of Control and Severance Plan and Summary Plan Description (as amended and restated).

[Signature Page to the Participation Agreement]